EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Estée Lauder Companies Inc.:

We consent to the incorporation by reference in the Registration Statements Numbers 33-99554, 333-49606, 333-66851, 333-72684, 333-72650, 333-126820 and 333-131527 on Form S-8 and Numbers 333-57520 and 333-142342 on Form S-3 of The Estée Lauder Companies Inc. and subsidiaries of our reports dated August 27, 2007 relating to the consolidated balance sheets of The Estée Lauder Companies Inc. and subsidiaries as of June 30, 2007 and 2006 and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2007 and the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007 and the effectiveness of internal control over financial reporting as of June 30, 2007, which reports appear in the June 30, 2007 Form 10-K of The Estée Lauder Companies Inc. and subsidiaries.

Our report refers to the adoption of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment,” effective July 1, 2005.  In addition, our report refers to a change in The Estée Lauder Companies Inc.’s method for quantifying errors based on SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements,” and the adoption as of June 30, 2007 of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106, and 132(R).”

/s/ KPMG LLP

New York, New York
August 27, 2007